Exhibit 99.1

Collegium Provides 2023 Financial Guidance

– Product Revenues, Net Expected in the Range of $565.0 Million to $580.0 Million –

– Adjusted Operating Expenses* Expected in the Range of $135.0 Million to $145.0 Million –

– Adjusted EBITDA* Expected in the Range of $355.0 Million to $370.0 Million –

– $100 Million Share Repurchase Program Authorized by the Board of Directors –

STOUGHTON, Mass., January 4, 2023 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL), a leading, diversified specialty pharmaceutical company, today announced its 2023 full-year financial guidance and provided a business update.

“2022 was a pivotal year for Collegium. We achieved the first two phases of our Three Phase Action Agenda, which included integrating BDSI, completing Xtampza® ER contract renegotiations to ensure gross-to-net of less than 65%, and generating momentum across our differentiated and distinctly positioned pain portfolio,” said Joe Ciaffoni, President and Chief Executive Officer of Collegium. “With these accomplishments, 2023 is set to be a banner year. We are focused on executing Phase 3, Accelerate, building our leadership position in responsible pain management, and deploying capital to maximize shareholder value.”

“Driven by Xtampza ER and Belbuca®, we expect to immediately accelerate revenue growth making 2023 a banner year for Collegium. With our fully synergized cost structure, we expect significant bottom-line expansion, with adjusted EBITDA expected to grow at over four times the rate of adjusted operating expenses,” said Colleen Tupper, Chief Financial Officer of Collegium. “We are committed to deploying capital in a disciplined manner with business development as our highest priority. We plan to continue rapidly paying down debt and opportunistically returning capital to shareholders through our new $100 million share repurchase program.”

Recent Business Highlights

●	Collegium’s board of directors authorized a new share repurchase program for 2023 to repurchase up to $100 million in common stock

●	Returned $19.1 million in capital to shareholders in 2022 under the share repurchase program authorized by Collegium’s board of directors in August 2021, including $4.0 million repurchased since November 3, 2022

●	In December 2022, the Federal Circuit upheld the judgment of the U.S. District Court for the District of Delaware that certain claims of the patents protecting Belbuca are valid. Collegium expects that, by virtue of the Federal Circuit’s decision, Alvogen will be barred from entering the market with its product until 2032

●	Completed Xtampza ER contract renegotiations in 2022, maintaining broad access while significantly decreasing rebates; Xtampza ER gross-to-net is expected to be in the range of 61% to 63% in 2023

Financial Guidance for 2023

●	Product revenues, net are expected in the range of $565.0 million to $580.0 million

●	Adjusted operating expenses (excluding stock-based compensation) are expected in the range of $135.0 million to $145.0 million

●	Adjusted EBITDA (excluding stock-based compensation) is expected in the range of $355.0 million to $370.0 million

* Non-GAAP financial measure. Please refer to the “Non-GAAP Financial Measures” section for details regarding these measures.

About Collegium Pharmaceutical, Inc.

Collegium is a diversified, specialty pharmaceutical company committed to improving the lives of people living with serious medical conditions. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the Company’s website at www.collegiumpharma.com.

Non-GAAP Financial Measures

We have included information about certain non-GAAP financial measures in this press release. We use these non-GAAP financial measures to understand, manage and evaluate our business as we believe they provide additional information on the performance of our business. We believe that the presentation of these non-GAAP financial measures, taken in conjunction with our results under GAAP, provide analysts, investors, lenders and other third parties insight into our view and assessment of our ongoing operating performance. In addition, we believe that the presentation of these non-GAAP financial measures, when viewed with our results under GAAP and the accompanying reconciliations, where applicable, provide supplementary information that may be useful to analysts, investors, lenders, and other third parties in assessing our performance and results from period to period. We report these non-GAAP financial measures to portray the results of our operations prior to considering certain income statement elements. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP.

In this press release we discuss the following financial measures that are not calculated in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA rather than net income, which is the nearest GAAP equivalent, such as:

●	adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;

●	we exclude stock-based compensation expense from adjusted EBITDA although (a) it has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy and (b) if we did not pay out a portion of our compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect our cash position;

●	adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;

●	adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes;

●	adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

●	we exclude restructuring expenses from adjusted EBITDA. Restructuring expenses primarily include employee severance and contract termination costs that are not related to acquisitions. The amount and/or frequency of these restructuring expenses are not part of our underlying business;

●	we exclude litigation settlements from adjusted EBITDA, as well as any applicable income items or credit adjustments due to subsequent changes in estimates. This does not include our legal fees to defend claims, which are expensed as incurred;

●	we exclude acquisition related expenses as the amount and/or frequency of these expenses are not part of our underlying business. Acquisition related expenses include transaction costs, which primarily consist of financial advisory, banking, legal, and regulatory fees, and other consulting fees, incurred to complete an acquisition, employee-related expenses (severance cost and benefits) for terminated employees after the acquisition, and miscellaneous other acquisition expenses incurred; and

●	we exclude recognition of the step-up basis in inventory from acquisitions (i.e., the adjustment to record inventory from historic cost to fair value at acquisition) as the adjustment does not reflect the ongoing expense associated with sale of our products as part of our underlying business.

Adjusted Operating Expenses

Adjusted operating expenses is a non-GAAP financial measure that represents GAAP operating expenses adjusted to exclude stock-based compensation expense, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations.

We have not provided a reconciliation of our full-year 2023 guidance for adjusted EBITDA or adjusted operating expenses to the most directly comparable forward-looking GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, because we are unable to predict, without unreasonable efforts, the timing and amount of items that would be included in such a reconciliation, including, but not limited to, stock-based compensation expense, acquisition related expense and litigation settlements. These items are uncertain and depend on various factors that are outside of the Company’s control or cannot be reasonably predicted. While we are unable to address the probable significance of these items, they could have a material impact on GAAP net income and operating expenses for the guidance period. A reconciliation adjusted EBITDA or adjusted operating expenses would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements related to our full-year 2023 financial guidance, including projected product revenue, adjusted operating expenses and adjusted EBITDA, current and future market opportunities for our products and our assumptions related thereto, expectations (financial or otherwise) and intentions, and other statements that are not historical facts. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the company's current expectations, including risks relating to, among others: risks related to the ability to realize the anticipated benefits of our acquisitions at all or within the expected time period; unknown liabilities; risks related to future opportunities and plans for our products, including uncertainty of the expected financial performance of such products; the impact of the COVID-19 pandemic on our ability to conduct our business, reach our customers, and supply the market with our products; our ability to commercialize and grow sales of our products; our ability to manage our relationships with licensors; the success of competing products that are or become available; our ability to obtain and maintain regulatory approval of our products and any product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product; the size of the markets for our products and product candidates, and our ability to service those markets; our ability to obtain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products and product candidates; the costs of commercialization activities, including marketing, sales and distribution; changing market conditions for our products; the outcome of any patent infringement or other litigation that may be brought by or against us; the outcome of any governmental investigation related to our business; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and manufacture adequate supplies of commercially saleable inventory; our ability to obtain funding for our operations and business development; regulatory developments in the U.S.; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency, or DEA, compliance; our customer concentration; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks are described under the heading "Risk Factors" in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contact:

Dawn Schottlandt Argot Partners

collegium@argotpartners.com

Media Contact:

Marissa Samuels

Corporate Communications

communications@collegiumpharma.com